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                                                                       EXHIBIT 2

                           AVERY COMMUNICATIONS, INC.
                                IRREVOCABLE PROXY
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         This Irrevocable Proxy is dated as of January 25, 2002, and is being delivered pursuant to those certain Assignment and Assumption Agreements (collectively, the "Assignment Agreements"), dated as of January 25, 2002, by
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and between each of David Haynes and Arun Anand, and Fitzroy Corporate Services
Ltd. All terms defined in the Assignment Agreements are used herein with the same meanings as ascribed to them therein.

         The undersigned, Fritzroy Corporate Services Ltd., hereby irrevocably constitutes and appoints Thurston Group Inc., a Delaware corporation (the "Thurston Group"), as the undersigned's true and lawful attorney-in-fact and
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proxy, with full power of substitution and resubstitution, and hereby authorizes
Thurston Group to act for and on behalf of the undersigned as proxy, to vote or otherwise act at all annual, special, and other meetings of stockholders of Avery Communications, Inc., a Delaware corporation (the "Corporation"), or to
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express consent or dissent to corporate action in writing without a meeting, with respect to all shares (the "Preferred Shares") of the Preferred Stock, par
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value $0.01 per share, of the Corporation now owned or hereafter acquired by the undersigned and with respect to all shares (the "Common Shares," and,
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collectively with the Preferred Shares, the "Shares") of the Common Stock, par
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value $0.01 per share, of the Corporation now owned or hereafter acquired by the undersigned upon conversion of the Preferred Shares. The undersigned acknowledges and agrees that the appointment and proxy granted hereby are irrevocable and coupled with an interest within the meaning of Section 212(c) of the Delaware General Corporation Law, shall not terminate by operation of law or the occurrence of any other event, and shall remain in full force and effect for so long as any of the Shares remain outstanding. It is further understood and agreed that the appointment and proxy granted hereby relate to all voting rights, whether limited, fixed, or contingent, with respect to all Shares, but do not relate to any other right incident to the ownership of any of the Shares, including, without limitation, the right to receive dividends and any other distributions with respect to any of the Shares.

         IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy on and as of the date first written above.

                                        FITZROY CORPORATE SERVICES LTD.



                                        By: /s/ LEANNE TURNBULL
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                                        Name: Leanne Turnbull
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                                        Its: Director
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